Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A of CalTier Fund I, LP, a Delaware limited partnership (the “Partnership”), of our report dated June 5, 2019 on our audit of the statement of financial condition of CalTier Fund I, LP at January 23, 2019 and related statements of operations and changes in partners’ capital/(deficit) and cash flows for the inception date of January 23, 2019, and the related notes to the financial statements.

/s/ PKF, LLP
San Diego, California	PKF, LLP
November 1, 2019